Exhibit 10.21
March 6, 2020
Jennifer Nuckles,
In recognition of your continued growth and success at SoFi, effective March 11, 2020, I am happy to inform you that you are being promoted into the role of Executive Vice President and Group Business Unit Leader - Relay, Lantern, Content @ Work & Partnerships.
In recognition of your promotion, your base pay will increase to $400,000 per year. Your discretionary bonus target will be 100% paid annually, dependent upon company as well as your individual performance. In addition, you will be granted 200,000 stock units (“RSUs”) subject to the approval of the Company’s Board of Directors.
1/16 of the total Number of Shares subject to the RSU Award will vest 3 months after the vest commencement date of March 14th, 2020, and 1/16th of the total Number of Shares subject to the RSU Award will vest on each 3 month anniversary of such date thereafter (and if there is no corresponding day, on the last day of the month) subject to the recipient’s Continuous Service Status (as defined in the Plan) through each vesting date.
Thank you for your contributions, hard work and dedication. We are pleased that you are part of SoFi and are appreciative of all the work you have done. We look forward to your continued contributions as SoFi grows.
Best Regards,
Anthony Noto
Chief Executive Officer
SoFi, Inc., 234 1st Street, San Francisco, CA 94105 www.sofi.com